As filed with the Securities and Exchange Commission on April 11, 2006
Registration No. 333-88386

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
TASER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0741227
(State or Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
17800 N. 85th St.
Scottsdale, Arizona 85255
(480) 991-0797
(Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)
Patrick W. Smith
Chief Executive Officer
TASER International, Inc.
17800 N. 85th St.
Scottsdale, Arizona 85255
(480) 991-0797
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Douglas Klint
Vice President and General Counsel
TASER International, Inc.
17800 N. 85th St.
Scottsdale, Arizona 85255
(480) 991-0797
Approximate date of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES
     Taser International, Inc., a Delaware corporation (“Taser”), filed a Registration Statement on Form S-3 (Registration No. 333-88386) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on May 16, 2002 registering for issuance (a) 1,199,997 shares of its common stock to be issued on the exercise of common stock purchase warrants issued in its initial public offering as a component of the units sold by it in the offering, (b) 120,000 shares of its common stock and 120,000 common stock purchase warrants to be issued on the exercise of underwriter’s warrants issued by it in connection with its initial public offering, and 120,000 shares of its common stock to be issued on the exercise of the common stock purchase warrants underlying the underwriter’s warrants, and (c) 11,442 shares of its common stock issued and 39,393 shares to be issued on the exercise of other common stock purchase warrants. The foregoing numbers do not give effect to applicable stock splits effected by Taser subsequent to the date of the filing of the Registration Statement (the “Stock Splits”).
     The Commission declared the Registration Statement effective on or about June 1, 2002.
     In accordance with the undertaking in Part II, Item 17 of the Registration Statement and pursuant to Item 512(a)(3) of Regulation S-K and Regulation S-B, Taser files this Post-Effective Amendment No. 3 to the Registration Statement to remove from registration under the Registration Statement the four (4) shares of common stock (before giving effect to the applicable Stock Splits which constitute twelve (12) shares of common stock after giving effect to the applicable Stock Splits) which remain unsold under the Registration Statement as of the date hereof as a result of the expiration of the warrants representing the right to purchase such shares.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to its Registration Statement on Form S-3 (Registration No. 333-88386) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on April 11, 2006.

TASER International, Inc.

By:	/s/ Patrick W. Smith

Patrick W. Smith
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Patrick W. Smith	Chief Executive Officer and Director	April 11, 2006

Patrick W. Smith	(Principal Executive Officer)

/s/ Daniel M. Behrendt	Chief Financial Officer (Principal Financial	April 11, 2006

Daniel M. Behrendt	and Accounting Officer)

/s/ Thomas P. Smith *	President and Director	April 11, 2006

Thomas P. Smith

/s/ Phillips W. Smith *	Director and Chairman of the Board	April 11, 2006

Phillips W. Smith, Ph.D.

/s/ Bruce R. Culver *	Director	April 11, 2006

Bruce R. Culver

/s/ Matthew R. McBrady *	Director	April 11, 2006

Matthew R. McBrady, Ph.D.

/s/ Mark W. Kroll *	Director	April 11, 2006

Mark W. Kroll, Ph.D.

/s/ Judy Martz *	Director	April 11, 2006

Judy Martz

*By:	/s/ Patrick W. Smith

Patrick W. Smith,
Attorney-in-Fact